Exhibit 21.1
SUBSIDIARIES OF CVENT, INC.

Name	Jurisdiction of Incorporation	Additional Names Under Which Company Does Business
CrowdCompass, L.L.C.	Delaware
CrowdTorch LLC	Delaware
Cvent Atlanta, LLC	Delaware	Decision Street
Cvent Australia Pty Limited	Australia
Cvent Canada ULC	Nova Scotia
Cvent Europe Ltd	United Kingdom
Cvent India Private Limited	India
Cvent OnArrival, Inc.	Delaware	Alliance Tech
Elite Meetings International, LLC	Delaware
SignUp4, LLC	Delaware
SignUp4 Mobile, LLC	Georgia
SU4-Worktopia, LLC	Georgia